Exhibit 21.1

Subsidiary	State or Other Jurisdiction

Clean Energy Fueling Services Corp.	British Columbia

Clean Energy	California

Clean Energy Construction	California

Clean Energy Finance, LLC	California

Blue Energy General, LLC	Delaware

Blue Energy Limited, LLC	Delaware

Clean Energy & Technologies LLC	Delaware

Clean Energy LNG, LLC	California

CE Fueling—Oklahoma LLC	Oklahoma

Clean Energy Texas LNG, LLC	Texas

Blue Fuels Group, LP	Texas

Dallas Clean Energy, LLC	Delaware

DFW Airport CNG Partnership, LLP	Texas

TranStar Energy Company, LP	Texas

Natural Fuels Company LLC	Colorado

Natural/Peoples LLC	Wyoming

Natural/Total Limited Liability Company	Wyoming

Clean Energy del Peru S.R.L.	Peru

CE Natural Gas Fueling Services, LLC	Delaware

BAF Technologies, Inc.	Kentucky